Exhibit 10.37

[MRH Letterhead]

October 1, 2006

C. Russell Fletcher III
Sky Top
18 Shore Lane
St. George’s HS 02

Dear Russ,

We understand that you wish to take up employment with White Mountains Re Group Ltd. on or about October 1, 2006. This Letter Agreement sets out our agreement with respect to the termination of your employment and directorships with Montpelier Reinsurance Ltd., including any subsidiaries or affiliates thereof (the “Company”), in order to allow you to do so.

Your last day of employment with the Company shall be September 30, 2006 (the “Termination Date”).

You will be paid your current salary and all benefits (including housing allowance, pension, health insurance benefits, accounting and legal expenses) in accordance with your Statement of Employment dated March 30, 2005 and your Service Agreement dated January 1, 2002 and any agreements ancillary thereto or amendments thereof (collectively the “Service Agreement”) until the Termination Date. Payment of tax gross ups on your housing allowance will be subject to claw back per your prior agreement with the Company in the event that the U.S. Treasury Department issues guidance resulting in an overpayment by the Company for the period 1/1/06 - 9/30/06. Subsequent to September 30, 2006, responsibility for any and all compensation-related taxes shall pass from the Company to you.

The Company will pay you any dividend declared on the Restricted Share Units (as that term is defined in the Montpelier Re Holdings Ltd. Long-Term Incentive Plan and any Award Agreements made pursuant thereto) held by you as of the Termination Date. All those Restricted Share Units, and all future dividends thereon, and all Performance Shares and Performance Units held by you, will be forfeited as of October 1, 2006.

The 29,097 restricted common shares of the Company to which you are entitled pursuant to the March 5, 2005 exercise of options will vest in your name on the Termination Date. You will be responsible for all taxes and any and all expenses or costs resulting from the vesting of those restricted shares.

In full and final settlement of any and all claims and rights of action (if any) however so arising whether contractual (including, for the avoidance of doubt, any claim for a guaranteed bonus for 2006), common law, statutory or otherwise in any jurisdiction in the world and whether contemplated or not which you have or may have against the Company or its/their respective shareholders, officers or employees, or which the Company or its shareholders, officers or employees have or may have against you arising out of or in connection with your employment or directorships or the termination thereof, the parties hereby agree that:

(1) The Company will, subject to you complying with the terms of this Letter Agreement, pay and you will accept a one off payment of an amount equal to one-half of your current year’s bonus (“USD$125,000”). Any amounts due from you to the Company will be deducted from this payment.

(2) The parties hereby confirm that except as set out in this Letter Agreement, no other amounts are due to you from the Company or due to the Company from you.

(3) You will resign each and every directorship or office in the Company, including any subsidiary and affiliated company, on or before the Termination Date.

(4) You will repay the rental deposit (if any) paid on your behalf by the Company within 30 days of the Termination Date.

(5) You will comply with the terms of clause 7.2 of your January 1, 2002 Service Agreement, and return all other Company property within 14 days of the Termination Date.

(6) The Company will waive the restrictive covenant contained in section 11.1.1 of your January 1, 2002 Service Agreement insofar as it relates to White Mountains Re Group Ltd. only. You will abide by that restrictive covenant as it relates to all other entities and all other restrictive covenants contained in your contract of employment with the Company, in particular those relating to the use of confidential information. For the avoidance of doubt, you shall not (notwithstanding the other provisions of this paragraph 6) be entitled to the payment referred to in clause 11.1.4 of your January 1, 2002 Service Agreement.

(7) You agree that during the period of nine (9) months following the Termination Date you shall not either on your own account or for any other person, firm or company including White Mountains Re Group Ltd. and any of its affiliates solicit the services of or endeavour to entice away from the Company any employee or consultant of the Company (whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company) nor shall you knowingly solicit, employ or aid or assist in or procure the employment by any other person, firm or company of any such person.

(9) Except as expressly varied by this Letter Agreement, your duties and obligations under the Service Agreement shall remain in full force and effect (both before and after the Termination Date), and you hereby agree to comply with the same.

(10) The Company will issue a letter of release stating that the Company has no objection to your seeking and accepting employment in Bermuda with White Mountains Re Group Ltd.

Please sign to acknowledge your agreement to these terms.

Signed on behalf of the Company

By:	/s/ Anthony Taylor
Name: Anthony Taylor

Title:	President and CEO

Signed and agreed

By:	/s/ C. Russell Fletcher III
C. Russell Fletcher III

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